FOR IMMEDIATE RELEASE
For More Information:
Craig Sargent, President Northeast Bank Insurance Group, Inc. 2568 Main Street, Rangeley, ME 04970 www.northeastbank.com	1-800-284-5989 207-864-2800

Northeast Bank Subsidiary Finalizes Deal with Spence & Mathews Insurance
Northeast Bank Insurance Group Inc. benefits from Spence & Mathews’
strong presence in the Seacoast area.

Lewiston & Berwick, MAINE (November 30, 2007) – Signing the contracts today, locally-owned and operated Spence & Mathews Insurance is the latest insurance agency to join Northeast Bank Insurance Group, Inc. a wholly-owned subsidiary of Maine-based Northeast Bank.
Founded in 1935, Spence & Mathews has 16 employees located in two offices, in Berwick, ME and Rochester, NH.  The Company represents 14 state and national carriers, has over $10 million in property / casualty premiums and serves over 6000 clients.  Under the new arrangement, the previous owner, Craig Linscott will continue to oversee the two offices with all employees remaining.
“Our decision to partner with Northeast was not taken lightly; it was a company that understood our culture and shared our core values,” said Craig Linscott, owner of Spence & Mathews.  “It’s a great working relationship: we leave the banking to the bankers; they leave the insurance sales to the insurance experts.”
According to Craig Sargent, President of Northeast Bank Insurance Group, Inc., “Spence & Mathews is a highly reputable agency with top-notch professionals and a loyal customer base.  We respect what they’ve accomplished in the Seacoast market area and look forward to what they can bring to Northeast.”
 In response to the growth in the company’s insurance division, Jim Delamater, President of Northeast Bank noted, “With the strength of a full-service community bank behind them, Spence & Mathews will be able to refer more products and financial services to their local customers including general banking, lending, investments, wealth management and private banking.  This relationship is one more step forward as we continue to diversify our revenue streams; a strategy that has and will continue to be our top priority.”
Northeast Bank Insurance Group, Inc. has completed six agency acquisitions in the past year increasing the number of insurance offices to 13 located in the following markets:  Anson, Auburn, Augusta, Bethel, South Paris, Scarborough, Turner, Livermore Falls, Rangeley, Mexico, Jackman, and now Berwick and in Rochester, NH

About Northeast Bank Insurance Group, Inc., and Northeast Bank
Northeast Bank Insurance Group, Inc., a wholly-owned subsidiary of Northeast Bank, headquartered in Rangeley, Maine, provides comprehensive insurance and financial services with an emphasis on needs-based advice to meet the demands of its consumer and business customers. The full spectrum of insurance services includes personal, business and financial coverage.

Northeast Bank, a leader in providing one-stop shopping for financial services, is headquartered in Lewiston Maine.  A wholly-owned subsidiary of Northeast Bancorp (NASDAQ: NBN), Northeast Bank has over $574 million in assets as of September 30, 2007 and operates 25 retail locations throughout western, central and mid-coast Maine, including 11 bank branches, 13 insurance agencies and a financial center. To learn more about Northeast Bank Insurance Group, Inc., and Northeast Bank, call 1-800-284-5989 or visit www.northeastbank.com.